UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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MANNKIND CORPORATION
(Name of Registrant as Specified in its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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MANNKIND CORPORATION
30930 Russell Ranch Road, Suite 300
Westlake Village, California 91362
(818) 661-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On Tuesday, May 14, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MannKind Corporation, a Delaware corporation (“MannKind”). The meeting will be held on Tuesday, May 14, 2019 at 10:00 a.m. U.S. Eastern Time at the Warwick New York Hotel at 65 West 54th Street, New York, NY 10019 for the following purposes:

1.	To elect the seven nominees named herein as directors to serve for the ensuing year and until their successors are elected;
2.	To approve, on an advisory basis, the compensation of the named executive officers of MannKind, as disclosed in MannKind’s proxy statement for the Annual Meeting;
3.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of MannKind for its fiscal year ending December 31, 2019; and
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is March 15, 2019. Only stockholders of record on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of MannKind Corporation to be Held on May 14, 2019 at 10:00 a.m. U.S. Eastern time at the Warwick New York Hotel at 65 West 54th Street, New York, NY 10019.

The proxy statement and annual report to stockholders are available at www.mannkindcorp.com.

By Order of the Board of Directors

David B. Thomson
Executive Vice President, General Counsel and Secretary

Westlake Village, California
March 28, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy pursuant to the instructions set forth herein as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

All persons attending the meeting will be required to present a government-issued photo identification. Thank you, in advance, for your cooperation.

MANNKIND CORPORATION
30930 Russell Ranch Road, Suite 300
Westlake Village, California 91362
(818) 661-5000

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 14, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of MannKind Corporation (sometimes referred to as, “we,” “us,” the “Company” or “MannKind”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the Annual Meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

The Notice is expected to be first mailed to our stockholders of record entitled to vote at the Annual Meeting on or about April 2, 2019.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 12, 2019.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 15, 2019 (the “record date”) will be entitled to vote at the Annual Meeting. On this record date, there were 187,774,030 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with MannKind’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy pursuant to the instructions set forth below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the record date your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

Management is presenting three proposals for stockholder vote.

Proposal 1. Election of Seven Directors

The first proposal to be voted on is the election of the seven nominees named herein as directors for a one-year term. The Board has nominated these seven people as directors. You may find information about these nominees, as well as information about MannKind’s Board of Directors and its committees, director compensation and other related matters beginning on page 6.

You may vote “For” all the nominees, “Withhold” your votes as to all nominees or “Withhold” your votes as to specific nominees.

The Board of Directors unanimously recommends a vote FOR all the director nominees named herein.

Proposal 2. Advisory Vote on Executive Compensation

The second proposal to be voted on is an advisory vote by the stockholders of MannKind regarding the compensation of the Company’s named executive officers as described in this proxy statement, including the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. The Company is seeking the stockholders’ approval, on an advisory basis, of the compensation of the named executive officers. You may find information about this proposal beginning on page 14.

You may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

Proposal 3. Ratification of Selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2019

The third proposal to be voted on is to ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions. You may find information about this proposal beginning on page 16.

You may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

The Board of Directors unanimously recommends a vote FOR Proposal 3.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. For directions to the meeting, please visit the following web address: http://www.google.com/maps/place/Warwick+New+York
•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. Your signed proxy card must be received by 11:59 PM U.S. Eastern time on May 13, 2019 to be counted.
•	To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 PM U.S. Eastern time on May 13, 2019 to be counted.
•	To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your vote must be received by 11:59 PM U.S. Eastern time on May 13, 2019 to be counted.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from MannKind. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the record date.

What if I return a proxy card or otherwise vote by proxy but do not make specific choices?

If you voted by proxy without marking any voting selections, your shares will be voted “For” the election of each of the seven nominees for director listed in Proposal 1, “For” the advisory vote on executive compensation as provided in Proposal 2, and “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 as provided in Proposal 3. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each Notice to ensure that all of your shares are voted. Similarly, if you are a stockholder of record and you receive more than one Notice, your shares are registered in more than one name. Please follow the voting instructions with respect to each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to MannKind’s Corporate Secretary at 30930 Russell Ranch Road, Suite 300, Westlake Village, California 91362.
•	You may grant another proxy by telephone or through the internet.
•	You may submit another properly completed proxy card with a later date.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy, whether submitted by proxy card, telephone or internet, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, except with respect to the election of directors, and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name (shares are held by your broker as your nominee), the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If you do not give instructions to your broker, your broker can vote your shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals, election of directors (even if not contested) and executive compensation, including the stockholder advisory votes on executive compensation. Proposals 1 and 2 regarding the election of directors and the advisory vote regarding executive compensation, respectively, are non-routine matters. Proposal 3 to ratify Deloitte & Touche LLP as our independent registered public accounting firm is a routine matter.

How many votes are needed to approve each proposal?

For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome. Only the seven nominees named herein have been properly nominated for election as directors.

Proposals 2 and 3 regarding, respectively, approval on an advisory basis of the compensation of the Company’s named executive officers and ratification of the Audit Committee’s selection of the independent registered public accounting firm, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy in order to be approved. If you “Abstain” from voting on any of these proposals, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 187,774,030 shares outstanding and entitled to vote. Thus, 93,887,016 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file no later than four business days following the date of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K on or before such date, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in MannKind’s proxy material for next year’s annual meeting, your proposal must be submitted in writing by December 4, 2019 to Attn: Corporate Secretary, MannKind Corporation, 30930 Russell Ranch Road, Suite 300, Westlake Village, California 91362. If you wish to submit a proposal that is not to be included in MannKind’s proxy materials or nominate a director, you must do so not later than February 14, 2020 and not earlier than January 15, 2020. You are also advised to review the Company’s Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

MannKind’s Board of Directors currently consists of eight directors. There are seven nominees for director this year, all of whom were nominated by our Board of Directors, consisting of our incumbent directors other than Mr. David MacCallum, who we did not nominate for reelection at the annual meeting as a result of his preference to retire from the Board at the end of his current term. Each director to be elected will hold office until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal. All nominees listed below are currently our directors and were previously elected by our stockholders at the 2018 Annual Meeting of Stockholders, except for Ms. Christine Mundkur who was appointed to the Board in November 2018. It is our policy that directors are invited and expected to attend annual meetings. All of the then-standing directors, except Messrs. MacCallum and Nordhoff, attended the 2018 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by our Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led our Board of Directors to conclude that each nominee should serve as a member of the Board.

Name	Age	Position Held With the Company
Kent Kresa(1)(2)	81	Chairman of the Board of Directors
Michael E. Castagna, Pharm.D.	42	Chief Executive Officer and Director
Ronald J. Consiglio(2)(3)	75	Director
Michael A. Friedman, M.D.(1)(2)	75	Director
Christine Mundkur(3)	50	Director
Henry L. Nordhoff(3)	77	Director
James S. Shannon, M.D., MRCP (UK)(1)	62	Director
(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Kent Kresa has been a member of our Board of Directors since June 2004 and has served as Chairman of the Board since February 2017. From November 2011 until his appointment as our Chairman, Mr. Kresa served on our Board of Directors as our lead independent director. Mr. Kresa is Chairman Emeritus of Northrop Grumman Corporation, a defense company and from September 1990 until October 2003, he was also its Chairman. He also served as Chief Executive Officer of Northrop Grumman Corporation from January 1990 until March 2003 and as its President from 1987 until September 2001. From 2003 to August 2010, Mr. Kresa served as a director of General Motors Company (or its predecessor). From December 2005 to April 2010, Mr. Kresa served as a director of Avery Dennison Corporation. Mr. Kresa has been a member of the Caltech Board of Trustees since 1994. Mr. Kresa has served on the board of Fluor Corporation since 2003, and he also serves on the boards of several non-profit organizations and universities. As a graduate of Massachusetts Institute of Technology, he received a B.S. in 1959, an M.S. in 1961, and an E.A.A. in 1966, all in aeronautics and astronautics. The Board believes that Mr. Kresa’s business experience, including his experience as a director and executive officer of Northrop Grumman, and his service on other public company boards, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership and qualifies him to serve on our Board of Directors.

Michael E. Castagna, Pharm.D. has served as our Chief Executive Officer and as one of our directors since May 2017. Dr. Castagna also served as a Corporate Vice President, Chief Commercial Officer from March 2016 until May 2017. From November 2012 until he joined us, Dr. Castagna was at Amgen, Inc., where he initially served as Vice President, Global Lifecycle Management and was most recently Vice President, Global Commercial Lead for Amgen’s Biosimilar Business Unit. From 2010 to 2012, he was Executive Director, Immunology, at Bristol-Myers Squibb Company (“BMS”). Before BMS, Dr. Castagna served as Vice President & Head, Biopharmaceuticals, North America, at Sandoz, a division of Novartis. He has also held positions with commercial responsibilities at EMD (Merck) Serono, Pharmasset and DuPont Pharmaceuticals. He received his pharmacy degree from the University of the Sciences-Philadelphia College of Pharmacy, a Pharm.D. from Massachusetts College of Pharmacy & Sciences and an MBA from The Wharton School of Business at the University of Pennsylvania. The Board believes that Dr. Castagna’s knowledge and extensive experience with commercial pharmaceutical companies, combined with his business acumen and judgment, provide our Board with valuable operational expertise and leadership and qualifies him to serve on our Board of Directors.

Ronald J. Consiglio has been one of our directors since October 2003. Since 1999, Mr. Consiglio has been the managing director of Synergy Trading, a securities-trading partnership. From 1999 to 2001, Mr. Consiglio was Executive Vice President and Chief Financial Officer of Trading Edge, Inc., a national automated bond-trading firm. From January 1993 to 1998 Mr. Consiglio served as Chief Executive Officer of Angeles Mortgage Investment Trust, a publicly traded Real Estate Investment Trust. His prior experience includes serving as Senior Vice President and Chief Financial Officer of Cantor Fitzgerald & Co. and as a member of its board of directors. Mr. Consiglio has served as a member of the board of trustees for the Metropolitan West Funds since 2003. Mr. Consiglio is a certified public accountant and holds a bachelor’s degree in accounting from California State University at Northridge. The Board believes that Mr. Consiglio’s knowledge and understanding of accounting and finance, his experience as a board member and executive officer at financial services firms, combined with his business acumen and judgment provide our Board with valuable accounting, financial and operational expertise and leadership and qualifies him to serve on our Board of Directors.

Michael A. Friedman, M.D. has been one of our directors since December 2003. In 2014, Dr. Friedman completed a decade of service as the President and Chief Executive Officer of the City of Hope National Medical Center. Previously, from September 2001 until April 2003, Dr. Friedman held the position of Senior Vice President of Research and Development, Medical and Public Policy, for Pharmacia Corporation and, from July 1999 until September 2001, was a senior vice president of Searle, a subsidiary of Monsanto Company. From 1995 until June 1999, Dr. Friedman served as Deputy Commissioner for Operations for the Food and Drug Administration, and was Acting Commissioner and Lead Deputy Commissioner from 1997 to 1998. He joined the board of Celgene Corporation in February 2011 and the board of Smith & Nephew plc in April 2013. Dr. Friedman received a Bachelor of Arts degree, magna cum laude, from Tulane University, New Orleans, Louisiana, and a doctorate in medicine from the University of Texas, Southwestern Medical School. The Board believes Dr. Friedman’s business experience, including his experience as an executive officer at biopharmaceutical companies and a leading clinical and research center specializing in cancer and diabetes, and his service at the Food and Drug Administration, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership and qualifies him to serve on our Board of Directors.

Christine Mundkur has been one of our directors since November 2018. Ms. Mundkur most recently served as Chief Executive Officer and non-voting Chairman of the Board of Directors for Impopharma Inc., a developer of complex formulations focused on inhalation pharmaceutical products, from February 2013 to February 2017. While at Impopharma, Ms. Mundkur led the transition of the company from a successful clinical research organization into a generic pharmaceutical inhalation development company. Her work included the internal development and filing of Abbreviated New Drug Applications for spray and inhalation products. Ms. Mundkur also previously served as President and Chief Executive Office of the U.S. Division and Head of Commercial Operations for North America for Sandoz, Inc. from January 2009 to April 2010. She served as Chief Executive Officer of Barr Laboratories, Inc. from April 2008 to December 2008, where she started her career as quality and regulatory counsel in 1993. In addition, Ms. Mundkur has served as a strategic consultant advising several clients on global pharmaceutical business strategies. Ms. Mundkur holds a J.D. from the St. Louis University School of Law and received her B.S. degree in chemistry from St. Louis University. The Board believes that

Ms. Mundkur’s business experience, including her experience as chairman of the board of directors and executive officer at pharmaceutical inhalation development companies, combined with her business acumen and judgment provide our Board with valuable operational expertise and leadership and qualifies her to serve on our Board of Directors.

Henry L. Nordhoff has been one of our directors since March 2005. He currently serves as Chairman and Chief Executive Officer of Banyan Biomarkers, positions he has held since March 2016, after serving as Chairman of Banyan Biomarkers since November 2012. Mr. Nordhoff also serves as Chairman of Chugai Pharma USA, a position he has held since January 2013. He previously served as a director of BioTime, Inc. and of Asterias Biotherapeutics, Inc., and as Executive Chairman of Cypher Genomics before the company was acquired by Human Longevity, Inc. Mr. Nordhoff retired as Chairman of the Board of Gen-Probe Incorporated, a clinical diagnostic and blood screening company, at the end of 2011, after serving as its Chairman since September 2002. He also served as Chief Executive Officer and President of Gen-Probe from July 1994 until May 2009. Prior to joining Gen-Probe, he was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. He received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. The Board believes that Mr. Nordhoff’s business experience, including his experience as a director and executive officer at pharmaceutical and biotech companies, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership and qualifies him to serve on our Board of Directors.

James S. Shannon, M.D., MRCP (UK) rejoined our board in May 2015 after previously serving as a director from February 2010 until April 2012. From May 2012 until his retirement in April 2015, Dr. Shannon was the Chief Medical Officer of GlaxoSmithKline. He formerly held the position of Global Head of Pharma Development at Novartis AG, based in Basel, Switzerland from 2005 until 2008. After joining Sandoz in 1994 as Head of Drug Regulatory Affairs, Dr. Shannon led the Integration Office for R&D overseeing the creation of the Novartis R&D groups from those of Ciba-Geigy Ltd and Sandoz. Following the merger he was appointed Head of the Cardiovascular Strategic Team and subsequently became Global Head of Project Management before being appointed Global Head of Clinical Development and Medical Affairs in 1999, a position that he held until 2005 when he was appointed to Head Pharma Development. Between 2008 and joining GSK, Dr. Shannon served on the boards of a number of companies, including Biotie, Circassia, Crucell, Endocyte and MannKind. He also sat on the board of Cerimon Pharmaceuticals where he held the position of interim Chief Executive Officer and President from January 2009 until April 2010. He first entered the pharmaceutical industry in 1987 joining Sterling Winthrop Inc., working initially in Europe and subsequently in the USA, where he held positions of increasing responsibility in the management of research and development ultimately serving as Senior Vice-President, Clinical Development. Dr. Shannon is trained in Medicine and Cardiology. He received his undergraduate and postgraduate degrees at Queen’s University of Belfast and is a Member of the Royal College of Physicians (UK). The Board believes that Dr. Shannon’s business experience and his extensive experience in drug development, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership and qualifies him to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES NAMED ABOVE

CORPORATE GOVERNANCE PRINCIPLES AND BOARD AND COMMITTEE MATTERS

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his family members and the Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that all of the Company’s directors, other than Dr. Castagna, are independent within the meaning of the applicable Nasdaq listing standards. Dr. Castagna was determined not to be independent under applicable Nasdaq listing standards due to his position as an executive officer of our company. In making this determination, the Board found that none of the directors has a material or other disqualifying relationship with the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

We are committed to maintaining the highest standards of business conduct and ethics. Our Board of Directors has adopted a Code of Business Conduct and Ethics and adheres to corporate governance guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The charters for various Board committees set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Board of Directors adopted these measures to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002, as amended. Our Code of Business Conduct and Ethics, as well as the charters for each committee of the Board, may be viewed on our website at www.mannkindcorp.com.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently chaired by Mr. Kresa. As a general policy, our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, Dr. Castagna serves as our Chief Executive Officer while Mr. Kresa serves as our Chairman of the Board of Directors but is not an officer. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to continue to be held by separate individuals in the future. If in the future we conclude there is a compelling reason for the positions of Chairman of the Board and Chief Executive Officer to be occupied by the same individual, we would expect to appoint one of our other directors to the position of lead independent director to help reinforce the independence of the Board from management.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also reviews and receives regular briefings concerning information security and technology risks (including cybersecurity) from the Director of Information Technology. Our Compensation Committee

reviews and approves individual and corporate performance goals, advises the Board regarding the adoption, modification, or termination of compensation plans and policies and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All three committees operate under written charters adopted by our Board, all of which are available on our website at www.mannkindcorp.com.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. Below is a description of each committee.

   Audit Committee

Our Audit Committee consists of Mr. Consiglio (chair), Ms. Mundkur, and Mr. Nordhoff, each of whom is an independent member of our Board of Directors (as determined by our Board based on its annual review of the independence requirement of Audit Committee members provided in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). Mr. MacCallum will resign from the Audit Committee concurrently with his retirement from the Board at the annual meeting. Our Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The functions of this committee include, among others:

•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;
•	determining the engagement of the independent registered public accounting firm;
•	approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•	reviewing our financial statements;
•	reviewing our critical accounting policies and estimates;
•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements; and
•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

The Board of Directors has determined that Mr. Consiglio qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC rules. In making such determinations, the Board of Directors made a qualitative assessment of Mr. Consiglio’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee. Our Audit Committee charter can be found on our corporate website at www.mannkindcorp.com. The Audit Committee met eight times during 2018. The report of the Audit Committee is included herein on page 42.

   Compensation Committee

Our Compensation Committee consists of Mr. Kresa (chair), Dr. Friedman and Dr. Shannon, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The functions of this committee include, among others:

•	reviewing and recommending policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and recommending compensation of these officers based on such evaluations;
•	administering our benefit plans and the issuance of stock options and other awards under our stock plans;
•	recommending the type and amount of compensation to be paid or awarded to members of our Board of Directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards;
•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers; and
•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The Compensation Committee met five times during 2018.

The processes and procedures of the Compensation Committee with respect to executive compensation are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement. Our Compensation Committee charter can be found on our corporate website at www.mannkindcorp.com. The report of the Compensation Committee is included herein on page 41.

   Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Friedman (chair), Mr. Consiglio and Mr. Kresa, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The functions of this committee include, among others:

•	planning for succession with respect to the position of Chief Executive Officer and other senior officers;
•	reviewing and recommending nominees for election as directors;
•	assessing the performance of the Board of Directors and monitoring committee evaluations;
•	suggesting, as appropriate, ad-hoc committees of the Board of Directors;
•	developing guidelines for board composition; and
•	reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including compliance of the Nominating and Corporate Governance Committee with its charter.

Our Nominating and Corporate Governance Committee charter can be found on our corporate website at www.mannkindcorp.com. The Nominating and Corporate Governance Committee met once during 2018.

CONSIDERATION OF DIRECTOR NOMINEES

   Director Qualifications

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the discretion to modify these qualifications from time to time.

   Evaluating Nominees for Director

The Nominating and Corporate Governance Committee review candidates for director nominees in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee would be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is important that directors represent diverse viewpoints.

The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

   Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether a candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must do so by delivering at least 120 days prior to the anniversary date of the mailing of MannKind’s proxy statement for its last annual meeting of stockholders a written recommendation to the Nominating and Corporate Governance Committee, c/o MannKind Corporation, 30930 Russell Ranch Road, Suite 300, Westlake Village, California 91362, Attn: Corporate Secretary. Each submission must set forth:

•	the name and address of the MannKind stockholder on whose behalf the submission is made;
•	the number of MannKind shares that are owned beneficially by such stockholder as of the date of the submission;
•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;
•	complete biographical information for the proposed candidate; and
•	a description of the proposed candidate’s qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. To date, the Nominating and Corporate Governance Committee has not received a timely nomination of a candidate for election as a director at any annual meeting from a stockholder or group of stockholders holding more than 5% of our voting stock.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met 11 times during the last fiscal year. Each director attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

EXECUTIVE SESSIONS

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director c/o MannKind Corporation, 30930 Russell Ranch Road, Suite 300, Westlake Village, California 91362, Attn: Corporate Secretary. Communications also may be sent by e-mail to the following address: board@mannkindcorp.com. Each communication must set forth the name and address of the MannKind stockholder on whose behalf the communication is sent. Each communication will be screened by MannKind’s Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Examples of inappropriate communications include junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined by the Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics Policy that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and have posted the text of the policy on our website (www.mannkindcorp.com) in connection with “Investors” materials. In addition, we intend to promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2018, Mr. Kresa and Drs. Friedman and Shannon served on our Compensation Committee. None of Mr. Kresa or Drs. Friedman or Shannon has ever been one of our officers or employees. During 2018, none of our executive officers served as a member of the Board of Directors or Compensation Committee of any other entity that had one or more executive officers who served on our Board of Directors or Compensation Committee.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement (commonly referred to as a “say on pay” proposal). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are appropriately designed to attract and retain the individuals needed to support the Company’s business strategy and to compete effectively with pharmaceutical and biotechnology companies while aligning with the long-term interests of the Company’s stockholders

Applying these philosophies, the Board of Directors has set specific compensation goals designed to help the Company achieve our short and long-term business and performance goals. Our executive compensation program emphasizes pay-for-performance. The compensation package for our executive officers includes both cash and equity incentive plans that align our executives’ compensation with our short-term and long-term performance goals and objectives.

The Board of Directors believes that the base salaries of our executive officers should be set at approximately the median base salary levels of executive officers in our competitive market. The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level. The goals for the Company are established so that target attainment is not assured. The attainment of payment for performance at or above target levels requires significant effort on the part of our named executive officers. Our named executive officers’ target annual cash incentive awards are expressed as a percentage of base salary and reflects what we believe are market competitive levels.

Long-term equity incentives are intended to reward executives for growth in stockholder value. In 2018, our long-term equity incentive awards to our named executive officers reflected the grant guidelines we adopted in 2017, and are based on our determination of appropriate and competitive annual award values. The guidelines for executive officers seek to deliver the majority of the award value in stock options. We believe this approach to equity compensation aligns with the interests of stockholders and encourages both stock price growth and retention.

We have no structured perquisite benefits for our named executive officers and we currently do not provide any deferred compensation programs or supplemental pensions to any of our named executive officers.

We believe that our pay practices are reasonable and in the best interests of our Company and our stockholders. To that end, we do not use tax gross-ups, guaranteed bonuses, “single-trigger” benefits payable upon a change in control without a corresponding separation from service, or similar pay practices.

At the 2017 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to support the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote on executive compensation is non-binding, the Board of Directors and the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will review the voting results and consider the outcome of the vote when making future compensation decisions for named executive officers.

Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be at the 2020 Annual Meeting of Stockholders.

REQUIRED VOTE AND BOARD OF DIRECTORS RECOMMENDATION

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

The Board of Directors recommends that you vote in favor of the compensation of the Company’s named executive officers as described in this proxy statement, including the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 2

PROPOSAL 3

RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has directed management to submit the selection of Deloitte for ratification by the stockholders at the Annual Meeting.

Deloitte has served as the Company’s independent auditor since 2001. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee of the Board of Directors will consider whether to retain that firm for the fiscal year ending December 31, 2019.

REQUIRED VOTE AND BOARD OF DIRECTORS RECOMMENDATION

Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR PROPOSAL 3

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and 2017 by Deloitte and its subsidiaries, the affiliates of Deloitte & Touche LLP, Deloitte Touche Tohmatsu Limited and its member firm (collectively, the Deloitte entities). All entities which collectively represent the Company’s principal accounting firm.

	2018	2017
Audit Fees(1)	$1,132,475	$1,143,258
Tax Fees(2)	183,625	101,208
Total Fees	$1,316,100	$1,244,466
(1)	Represents the aggregate fees billed for professional services rendered for the reviews and audit of our consolidated financial statements and internal control over financial reporting including related regulatory filings and related comfort letters on such.
(2)	Represents the aggregate fees for professional services rendered for tax compliance, tax advice and tax planning. These fees in 2018 and 2017 represent fees for (i) tax compliance services including the preparation of federal, foreign, state and local tax returns, extensions and estimated tax payments and (ii) tax planning services including advice and coordination related to the wind-up of the Netherlands and German tax structures and entities, state nexus analysis and ownership analysis under Section 382.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte and the Deloitte entities. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other services up to specified amounts. Pre-approval may also be given on an individual explicit case-by-case basis before the independent principal accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The delegation of pre-approval of services is limited to non-audit services, as set forth in the Audit Committee Charter.

The Audit Committee has considered whether the provision by the Deloitte entities of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining the independence of the registered public accountants and has concluded that the Deloitte entities were and are independent of us in all respects.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 15, 2019 by: (i) each person, entity or group known to the Company to be the beneficial owner of more than 5% of the Company’s common stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table, who we refer to as the named executive officers; and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 187,774,030 shares outstanding on March 15, 2019, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 14, 2019, which is 60 days after March 15, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. Unless otherwise indicated, the address for each person or entity listed in the table is c/o MannKind Corporation, 30930 Russell Ranch Road, Suite 300, Westlake Village, California 91362.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% Stockholders
The Mann Group LLC(1)	19,674,442	9.90%
12744 San Fernando Road
Sylmar, CA 91342
The Alfred E. Mann Living Trust(2)	19,859,000	9.99%
12744 San Fernando Road
Sylmar, CA 91342
Named Executive Officers and Directors
Michael E. Castagna, Pharm.D.(3)	232,468	*
Steven B. Binder(4)	3,629	*
David M. Kendall, M.D.(5)	60,353	*
James P. McCauley, Jr.(6)	50,165	*
David B. Thomson, Ph.D., J.D.(7)	383,942	*
Ronald J. Consiglio(8)	126,511	*
Michael A. Friedman(9)	81,389	*
Kent Kresa(10)	283,231	*
David H. MacCallum(11)	80,819	*
Christine Mundkur(12)	—	*
Henry L. Nordhoff(13)	77,595	*
James S. Shannon(14)	49,750	*
All current executive officers and directors as a group (17 persons)(15)	1,918,492	1.02%
*	Less than 1%.
(1)	Includes (i) 8,734,442 shares held by The Mann Group LLC (“The Mann Group”) and (ii) up to a maximum of 10,940,000 shares issuable upon conversion of outstanding principal and accrued and unpaid interest thereon under the amended and restated promissory note, dated March 11, 2018, held by The Mann Group (the “Note”) at a conversion price of $4.00 per share, which maximum number of shares reflects a 9.99% beneficial ownership conversion limitation (which is applicable to both The Mann Group and its affiliates) that can be waived with 65 days’ notice from The Mann Group in accordance with the terms of the Note. The Alfred E. Mann Living Trust (the “Trust”) is the sole member and manager of The Mann Group.
(2)	Includes (i) the shares held by The Mann Group as described in footnote (1) above and (ii) 184,558 shares held of record by the Trust.
(3)	Includes 10,968 shares which Dr. Castagna has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options.

(4)	Represents 3,629 shares owned by Mr. Binder with no additional shares vesting within 60 days of March 15, 2019.
(5)	Includes 7,504 shares which Dr. Kendall has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options.
(6)	Represents 50,165 shares owned by Mr. McCauley with no additional shares vesting within 60 days of March 15, 2019.
(7)	Includes 4,259 shares which Dr. Thomson has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options.
(8)	Includes 1,786 options and 436 restricted stock units which Mr. Consiglio has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(9)	Includes 2,537 options and 436 restricted stock units which Dr. Friedman has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(10)	Includes 1,666 options and 436 restricted stock units which Mr. Kresa has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(11)	Includes 2,064 options and 436 restricted stock units which Mr. MacCallum has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(12)	Ms. Mundkur was appointed to the Board of Directors in November 2018 and was granted restricted stock units on February 20, 2019, none of which will vest within 60 days of March 15, 2019.
(13)	Includes 436 restricted stock units which Mr. Nordhoff has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(14)	Includes 2,098 options and 436 restricted stock units which Dr. Shannon has the right to acquire within 60 days of March 15, 2019 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(15)	Includes the shares described in notes (3) through (11) and (13) and (14) above, and 488,640 shares owned by other executive officers.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth our current executive officers and their ages:

Name	Age	Position(s)
Michael E. Castagna, Pharm.D.	42	Chief Executive Officer and Director
Steven B. Binder	56	Chief Financial Officer
Courtney Barton	36	Chief Compliance and Privacy Officer
Elizabeth G. Ingram	53	Chief Marketing Officer
David M. Kendall, M.D.	57	Chief Medical Officer
Joseph Kocinsky	55	Chief Technology Officer
James P. McCauley, Jr.	54	Chief Commercial Officer
David B. Thomson, Ph.D., J.D.	52	Executive Vice President, General Counsel and Secretary
Stuart A. Tross, Ph.D.	52	Chief People and Workplace Officer
Rosabel R. Alinaya	58	Senior Vice President, Investor Relations and Treasury

Michael E. Castagna, Pharm.D. has been our Chief Executive Officer and as one of our directors since May 2017. Dr. Castagna was our Chief Commercial Officer from March 2016 until May 2017. From November 2012 until he joined us, Dr. Castagna was at Amgen, Inc., where he initially served as Vice President, Global Lifecycle Management and was most recently Vice President, Global Commercial Lead for Amgen’s Biosimilar Business Unit. From 2010 to 2012, he was Executive Director, Immunology, at Bristol-Myers Squibb Company (“BMS”), an innovative global biopharmaceutical company. Before BMS, Dr. Castagna served as Vice President & Head, Biopharmaceuticals, North America, at Sandoz, a division of Novartis. He has also held positions with commercial responsibilities at EMD (Merck) Serono, Pharmasset and DuPont Pharmaceuticals. He received his pharmacy degree from the University of the Sciences-Philadelphia College of Pharmacy, a Pharm.D. from Massachusetts College of Pharmacy & Sciences and an MBA from The Wharton School of Business at the University of Pennsylvania.

Steven B. Binder has been our Chief Financial Officer since July 2017. Before joining us, since 2013 Mr. Binder served as Vice President and Chief Financial Officer of the International Group of Stryker Corporation, a leading global medical technology company, based in Singapore. Prior to Stryker, Mr. Binder served in a series of senior leadership roles at BMS. His last four positions at BMS were Vice President, Finance roles over different geographic operating units: United States (2012-2013), Europe (2008-2011), AsiaPacific (2005-2007), and Japan (2003-2005). Prior to his international experience, Mr. Binder served in three senior leadership roles for Oncology Therapeutics Network, a U.S. based independent subsidiary of BMS: Vice President, Strategic Development (2001-2003), Vice President, Customer Operations (2000-2001), and Chief Financial Officer (1997-2000). Before Oncology Therapeutics Network, Mr. Binder progressed through three finance and accounting roles for BMS Worldwide Medicines Group after joining the company in 1992. Before BMS, he worked for Deloitte & Touche LLP in a series of auditing roles with increasing responsibility over an eight year period beginning in 1984. Mr. Binder received a B.S. degree in Accounting and Business Administration from Muhlenberg College and is a Certified Public Accountant.

Courtney Barton has been our Chief Compliance and Privacy Officer since March 2017. From December 2015 until she joined us, she served as Chief Compliance Officer for Anacor Pharmaceuticals, Inc. Prior to that, Ms. Barton served in compliance and privacy roles for Kythera Biopharmaceuticals, Inc. from November 2014 to November 2015, Allergan, Inc. from September 2013 to October 2014, Bausch & Lomb, Inc. from September 2006 to September 2013 and Winn-Dixie Stores, Inc. from August 2003 to August 2006. She has also held positions with Merrill Lynch and Janus, including an international appointment. Ms. Barton holds B.A. degrees in Political Science and International Relations from Syracuse University and is a Certified Compliance and Ethics Professional (CCEP) and Certified Information Privacy Professional (CIPP US/E).

Elizabeth G. Ingram has been our Chief Marketing Officer since June 2018. Her career includes over twenty years of experience in marketing and market access, delivering strategic planning, and execution of contract, health economics, sales and marketing programs. Most recently, she served as Senior Vice President — Managed Market at Dexcom, Inc. from June 2017 to December 2017, Vice President —Head of Market Access at Sanofi

from January 2014 to December 2016, Vice President — Market Access Strategy at Bristol Myers Squib from 2012 to 2014, and various roles of increasing responsibility at Novo Nordisk Pharmaceuticals from 2006 to 2012. Ms. Ingram obtained a Bachelor of Science degree from East Carolina University and a Master’s degree from University of South Carolina-Columbia.

David M. Kendall, M.D. has been our Chief Medical Officer since February 2018. His career includes over 30 years of experience in diabetes and metabolism research, clinical management, research, and policy advocacy. Most recently, he served as Research Physician and Vice President of Global Medical Affairs for Lilly Diabetes from 2011 to 2018, and during that time was responsible for all medical affairs activities and guided research and development strategy across multiple geographies. In this role, he worked to re-establish Lilly Diabetes as a world class medical organization and added to his extensive experience with both injected and mealtime insulins, as well as devices and continuous glucose monitors. Prior to joining Eli Lilly, Dr. Kendall served as Chief Scientific and Medical Officer at the American Diabetes Association, where he was responsible for all medical affairs, medical education, research, outcomes, and medical policy activities. Earlier in his career, Dr. Kendall served as Medical Director at the International Diabetes Center (1997-2009), Executive Director of Medical Affairs at Amylin Pharmaceuticals from 2005 to 2008, and as a consultant in endocrinology at the Park Nicollet Clinic (1994-1997). He received his M.D. and completed his Post Graduate Medical Training at the University of Minnesota, and earned a B.A. in Biology from St. Olaf College.

Joseph Kocinsky has been our Chief Technology Officer since October 2015. Mr. Kocinsky has over 30 years of experience in the pharmaceutical industry in technical operations and product development. Prior to joining us in 2003, he held a variety of technical and management positions with increased responsibility at Schering- Plough Corp. Mr. Kocinsky holds a bachelor’s degree in chemical engineering and a master’s degree in Biomedical Engineering from New Jersey Institute of Technology and a master’s degree in Business Administration from Seton Hall University.

James P. McCauley, Jr. has been our Chief Commercial Officer since July 2017. Prior to joining us, he spent twelve years at Astellas Pharma in a series of senior sales and compliance leadership roles of increasing responsibility. Prior to Astellas, Mr. McCauley was a member of the U.S. commercialization team and held a sales leadership role with Yamanouchi Pharma before the merger of Yamanouchi and Fujisawa Pharma to create Astellas in 2005. Before that, Mr. McCauley spent thirteen years with DuPont Pharmaceuticals and one year with BMS which acquired DuPont Pharmaceuticals in 2001. At DuPont and BMS, Mr. McCauley held a series of leadership roles across the sales, contracting and pricing, and clinical areas. Throughout his various career moves, Mr. McCauley developed deep commercial expertise serving both specialty and primary care healthcare providers. He received an MBA from the Kellogg School of Management at Northwestern University, a J.D. from the South Texas College of Law, and a B.A. in Economics from the University of Notre Dame.

David B. Thomson, Ph.D., J.D. has been our General Counsel and Corporate Secretary since January 2002. Prior to joining us, he practiced corporate/commercial and securities law at a major Toronto law firm. Earlier in his career, Dr. Thomson was a post-doctoral fellow at the Rockefeller University. Dr. Thomson obtained his B.S. degree, M Sc. degree and Ph.D. from Queens University and obtained his J.D. from the University of Toronto.

Stuart A. Tross, Ph.D. has been our Chief People and Workplace Officer since December 2016, with responsibilities for human resources, information technology, corporate communications and west coast facilities. From 2006 to 2016 he served in various roles of increasing responsibility at Amgen, Inc., most recently as Senior Vice President and Chief Human Resources Officer responsible for human resources and security on a global basis. From 1998 to 2006 he served in a series of leadership roles at BMS, most recently as Vice President and Global Head of Human Resources for Mead Johnson Company. Mr. Tross received a B.S. degree from Cornell University and M.Sc. and Ph.D. degrees in Industrial-Organizational Psychology from the Georgia Institute of Technology.

Rosabel R. Alinaya has been our Senior Vice President, Investor Relations and Treasury since July 2017. Ms. Alinaya also served as Principal Accounting Officer from January 2016 to July 2017 with responsibility for finance, accounting, tax, treasury, investor relations and risk management. Previously, she was our Vice President, Finance since March 2011 after serving as our Corporate Controller since June 2003. Ms. Alinaya began her career at Deloitte & Touche LLP, graduating from California State University, Northridge with a bachelor’s degree in Accounting Information Systems and is a Certified Public Accountant.

Executive officers serve at the discretion of our Board of Directors. There are no family relationships between any of our directors and executive officers.

COMPENSATION OF DIRECTORS

Annual Retainers

Each of our non-employee directors receives an annual retainer for service on the Board of Directors and an additional retainer for his or her service on one of our three standing committees, as described below under the subheading “Non-Employee Director Compensation Program”. In the fiscal year ended December 31, 2018, the aggregate annual retainer earned by non-employee directors was $432,500.

Equity Awards

Each non-employee director of the Company also received annual equity awards under our 2018 Equity Incentive Plan (“the 2018 Plan”) pursuant to our non-employee director compensation program, as described below under the subheading “Non-Employee Director Compensation Program.”

The following table sets forth information concerning director compensation received for the fiscal year ended December 31, 2018 by our non-employee directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Units ($)(2)	Total ($)
Ronald J. Consiglio	80,000	—	124,532	204,532
Michael A. Friedman, M.D.	67,500	—	124,532	192,032
Kent Kresa	107,500	—	124,532	232,032
David H. MacCallum	60,000	—	124,532	184,532
Christine Mundkur(3)	—	—	—	—
Henry L. Nordhoff	60,000	—	124,532	184,532
James S. Shannon	57,500	—	124,532	182,032
(1)	There were no option grants to non-employee directors in 2018. As of December 31, 2018, our non-employee directors had option grants outstanding to purchase 389,346 shares of our common stock as follows: Ronald J. Consiglio, 63,541 shares; Michael A. Friedman, M.D. 77,060 shares; Kent Kresa, 61,380 shares; David H. MacCallum, 68,541 shares; Henry L. Nordhoff, 68,541 shares; and James Shannon 50,283 shares.
(2)	These amounts reflect the grant date fair value of all restricted stock units to non-employee directors in 2018. Restricted stock units are valued based on the market price on the grant date. Reference Note 13 “Stock Award Plans” in the notes to our financial statements for the period ended December 31, 2018, included in Part IV of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 26, 2019, which identifies the assumptions made in the valuation of restricted stock awards. Restricted stock awards granted to non-employee directors vest annually over a period of three years. As of December 31, 2018, our non-employee directors had restricted stock grants outstanding to receive 512,932 shares of our common stock as follows: Ronald J. Consiglio, 93,210 shares; Michael A. Friedman, M.D. 67,377 shares; Kent Kresa, 96,792 shares; David H. MacCallum, 86,790 shares; Henry L. Nordhoff, 87,011 shares; and James Shannon 81,752 shares.
(3)	Ms. Mundkur was appointed to the Board of Directors in November 2018. A partial year retainer of $30,000 and a prorata annual equity grant equivalent to $75,000 or 32,608 restricted stock units was awarded to Ms. Mundkur on February 20, 2019.

Non-Employee Director Compensation Program

Pursuant to our non-employee director compensation program (the “director compensation program”) in effect in 2018, each of our non-employee directors receives an annual retainer of $50,000 for service on the Board of Directors. Non-employee directors also receive fees for their service on our standing board committees. All Audit Committee members receive $10,000 per year; all Compensation Committee members, $7,500 per year; and all Nominating and Corporate Governance Committee members, $5,000 per year. The chairs of each of these committees receive additional fees as follows: the chair of the Audit Committee receives an additional fee of $15,000 per year; the chair of the Compensation Committee, $12,500 per year; and the chair of the Nominating and Corporate Governance Committee, $5,000 per year. As well, the Chairman receives an additional annual retainer of $32,500. As of a result of Mr. Kresa’s appointment to the position of Chairman of the Board in February 2016, we do not currently have a lead independent director and expect to keep the lead independent director position vacant for so long as the Chairman and Chief Executive Officer positions continue to be occupied by separate individuals.

The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board of Directors meetings in accordance with Company policy. Other than the annual fees described above, our non-employee directors do not receive meeting fees or other compensation for their attendance at specific Board or committee meetings.

Our director compensation program specifies that each non-employee director of the Company is eligible to receive annual equity awards under the 2018 Plan. Specifically, each of our non-employee directors receives on the date of each of our annual stockholder meetings an RSU award determined by dividing $150,000 by the then- current price used for valuing employee equity awards, which in no event is less than the last reported closing price of the Company’s common stock reported on Nasdaq.

Each such annual RSU award vests immediately, but shares are not be distributed until the director separates from service to the board (i.e. retires or is removed) or dies. A non-employee director who does not serve as a non-employee director for the entire period measured from one annual stockholders meeting to the next annual stockholders meeting is entitled to an annual equity award that is reduced proportionately for the period during which such person did not serve as a non-employee director.

After November 2018, non-employee directors have an option to receive their annual $50,000 retainer in cash or common stock of the Company. If a non-employee director elects to receive his or her annual retainer in common stock, such director will be granted an RSU award consisting of that number of shares that equals 100% of the annual retainer, based on the 20-day trailing average closing price as of the trading day immediately preceding the date of the annual meeting. This award will vest immediately, but shares are not be distributed until the director separates from service to the board (i.e. retires or is removed) or dies. Non-employee directors who elect not to participate in this program will receive the full annual retainer shortly after the date of the stockholder meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We are pleased to present our report on executive compensation. This report is intended to assist our stockholders in understanding the objectives and procedures used by the Compensation Committee of our Board of Directors in establishing its recommendations to the Board of Directors regarding the compensation of our executive officers.

MannKind Corporation is a biopharmaceutical company focused on the development and commercialization of inhaled therapeutic products for patients with diseases such as diabetes and pulmonary arterial hypertension. Our compensation program is designed to attract and retain the individuals needed to support our business strategy and to allow us to compete effectively with other pharmaceutical and biotechnology companies.

The Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The Compensation Committee is composed entirely of independent directors within the meaning of applicable SEC and Nasdaq rules. The Compensation Committee’s responsibilities and duties are outlined in detail in the Compensation Committee charter, which is available on our website at www.mannkindcorp.com. A primary responsibility of the Compensation Committee is to make recommendations regarding the compensation for our executive officers, including the determination and confirmation of annual corporate goal achievement for purposes of awarding bonuses, to the full Board of Directors for its approval. As part of this process, the Compensation Committee has historically invited our CEO to attend Compensation Committee meetings or portions thereof to obtain his insight and guidance, though the Chief Executive Officer is not a member of the Compensation Committee. The Compensation Committee engages outside consulting firms to assist in developing compensation levels and practices and to provide external market data. The Compensation Committee engaged Mercer LLC to benchmark the compensation levels of nine executive positions relative to a group of peer companies for fiscal year 2018 compensation. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The Compensation Committee conducted an independence assessment with respect to Mercer’s role in recommending or determining the amount and form of executive compensation and considered the required six factors. After conducting this assessment, the Compensation Committee concluded that Mercer’s role in recommending or determining the amount and form of execution compensation for the fiscal year ended December 31, 2018 did not raise any conflict of interest.

The Compensation Committee meets outside the presence of our CEO in order to consider the appropriate compensation for our CEO. The Compensation Committee relies on compensation data provided by Mercer in setting CEO compensation and met without the CEO in setting his compensation. The CEO in 2018 does not maintain personal or business relationships (including any interlocking relationships) with any of the Compensation Committee members (outside of their relationship within the Company) that would impair the Compensation Committee members’ ability to remain independent and assess the CEO’s compensation without any conflict of interest. Thus, the determination of the CEO compensation was made without undue influence from the CEO. During 2018, for all other named executive officers, the Compensation Committee met outside the presence of all executive officers except our CEO. The annual performance of each of our executive officers is considered by the Compensation Committee when making decisions regarding base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making recommendations regarding individual executive officers, the Compensation Committee considers the importance of the position to us, the past compensation history of the executive officer and the contributions made by the individual in the past and the contributions we expect the executive officer to make in the future towards the success of our business.

Compensation Philosophy and Objectives

The Compensation Committee oversees our executive compensation within the context of a compensation philosophy. This philosophy is to provide compensation and benefits programs designed to attract, engage, and retain a high caliber workforce that enables us to compete with companies in the pharmaceutical and biotechnology industries and to reward individual and corporate performance.

We believe that a well-designed compensation program for our executive officers should:

•	align the goals of the executive officer with the goals of our stockholders;
•	recognize individual initiative and achievement;
•	provide total compensation that enables us to compete with companies in the pharmaceutical and biotechnology industries; and
•	align compensation with our short-term and long-term corporate objectives and strategy, focusing executive officer behavior on the fulfillment of those objectives.

In keeping with this philosophy, our executive compensation program is designed to achieve the following objectives:

•	attract talented and experienced executives;
•	motivate and reward executives whose knowledge, skills and performance are critical to our success;
•	retain executives and employees who are instrumental in accomplishing our corporate goals;
•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;
•	provide a competitive compensation package which is weighted towards pay-for-performance, and in which total compensation is primarily determined by the Company’s and the individual’s achievement of results;
•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;
•	foster a shared commitment among executives by aligning the Company’s and their individual goals; and
•	compensate our executives to manage our business to meet our long-term objectives.

Competitive Market Assessment

The Compensation Committee periodically reviews competitive market data to determine if our compensation levels remain at targeted levels and our pay practices are appropriate. These assessments include a review of base salary, annual incentives, and long-term incentives. These components are evaluated against a group of peer companies. MannKind also considers industry specific and general published survey compensation data, such as the Radford Global Life Sciences Executive Survey, if we determine that peer group data is not sufficiently robust. For the past nine years, the Compensation Committee has engaged Mercer to benchmark the compensation levels of senior executive positions relative to a group of peer companies.

Peer Group

As part of our annual peer group review process, we have developed a peer group for benchmarking purposes, by considering companies in the same industry with similar company characteristics, such as revenue, market capitalization, and number of employees. We also include companies with similar competitive strategy, including enabling commercial production, utilizing an internal sales force, and maintaining manufacturing capabilities. All companies in the peer group are either biotechnology or pharmaceutical companies. Companies were selected with various revenue sizes and market capitalizations because we are recruiting from and competing for executive talent with companies that are generating revenue.

For compensation considerations in 2018, the peer group consisted of ten companies. Based on data compiled and reviewed by the Compensation Committee in early 2018, three of the companies had revenue of less than $20 million, four between $20 million and $100 million, and three between $100 million and $200 million. Based on our prospects and characteristics at that time, the Compensation Committee believed that those peer companies were appropriate. The 2018 peer group consisted of the following companies:

Arena Pharmaceuticals Inc.	Macrogenics Inc.
ACADIA Pharmaceuticals Inc.	Momenta Pharmaceuticals
Acceleron Pharma Inc.	Newlink Genetics Corp
Intersect ENT Inc.	Rigel Pharmaceuticals Inc.
Lexicon Pharmaceuticals Inc.	Vanda Pharmaceuticals Inc.

In accordance with our annual process, in February 2019 the Compensation Committee revised our peer group. Based on data compiled and reviewed by the Compensation Committee in February 2019, three of the companies have revenue of less than $20 million, four between $20 million and $100 million, and three between $100 million and $200 million. Based on our prospects and characteristics at that time, the Compensation Committee believed that those peer companies were appropriate. The 2019 peer group consists of the following companies:

Arena Pharmaceuticals Inc.	Macrogenics Inc.
Acceleron Pharma Inc.	Momenta Pharmaceuticals
Dynavax Technologies Inc.	Rigel Pharmaceuticals Inc.
Intersect Ent Inc.	Seres Therapeutics, Inc.
Lexicon Pharmaceuticals Inc.	Vanda Pharmaceuticals Inc.

Market Positioning

The Compensation Committee reviews executive compensation at least annually, establishes competitive compensation levels and designs the compensation program to provide pay commensurate with individual and corporate performance. With support from Mercer, we have positioned total compensation levels for executives at the 50th percentile of our peer group on the basis that we believe this target to be an appropriate level of compensation to attract and retain qualified and capable executives. However, compensation may fall above or below this level under a range of circumstances, such as individual performance, tenure with the Company or retention concerns. We supplement the peer group data with the survey data described above.

We believe our executive compensation packages are reasonable when considering our business strategy, the revenue potential of our business, our compensation philosophy and the competitive market pay data.

In addition to the factors listed above, we also consider, among other things:

•	our business need for the executive officer’s skills;
•	the contributions that the executive officer has made or we believe will make to our success;
•	the transferability of the executive officer’s managerial skills to other potential employers; and
•	the relevance of the executive officer’s experience to other potential employers, particularly in the pharmaceutical and biotechnology industries.

Pay-for-Performance

Our executive compensation program emphasizes pay-for-performance. As described below, both our short term and long term incentive plans are now tied to the financial metric of sales generated; however, we also include other metrics such as management of operating net cash burn, progress of our clinical development objectives and execution of business development goals. The compensation package for our executive officers include both cash and equity incentive plans that align an executive’s compensation with our short-term and long-term performance goals and objectives.

The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level and for achieving individual annual performance objectives. The goals for our company and individual measures are established so that target attainment is not assured. The attainment of payment for performance at or above target levels requires significant effort on the part of our executives. Long-term equity incentives are intended to reward executives for growth in stockholder value. As described below, our current compensation guidelines for executive officers seek to deliver a majority of the award value in stock options. We believe that this equity along with our performance-based bonus plan, places a significant portion of our executive compensation at risk, encouraging corporate performance and stock price growth. Additional details of the plan are described below under “Bonus Plan” and “Long-Term Incentives.”

Consideration of Say-on-Pay Results

At our 2018 Annual Meeting of Stockholders, 84.4% of the votes cast on the proposal approved, on an advisory basis, the compensation of our named executive officers. The Compensation Committee considered this result and, in light of this support and the continuing success of our compensation programs, the Compensation Committee did not implement significant changes to our executive compensation program during 2018.

COMPENSATION COMPONENTS

In order to provide a total compensation package that is tied to stockholder value creation and the achievement of strategic corporate goals, our executive compensation package is comprised of several components. These components are designed to work together to create a balanced approach to compensation, rewarding both short-term and long-term performance and fostering sufficient retentive effect to secure the services of our executive officers while we execute on our plans. Currently, our compensation structure for executive officers includes a combination of base salary, bonus, stock options and restricted stock awards, 401(k), medical and other benefits, severance and change in control and other post termination provisions. Each component is described in further detail below.

Base Salary

Base salaries are designed to provide compensation for day-to-day management of the Company assuming satisfactory levels of performance. This component is designed to provide consistent and steady cash flow for the executive and represents only a portion of total compensation. Salary levels are based primarily upon the competitive market for the executive officers’ services. Base salaries for our executives are intended to fall at the median of the competitive market. Individual performance, responsibility, and the importance of each role in our organization can also impact base salary levels.

Bonus Plan

Each of our executive officers are eligible to receive annual performance-based cash bonuses. The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level.

For 2018, the corporate goals were based on achievement of certain operational goals. Because we were still in the process of supporting the launch of our first product, the use of traditional performance standards, such as profit levels and return on equity, were not appropriate in our evaluation of executive officer performance.

Our bonus plan is funded based on the achievement of overall corporate goals, based on a careful review by the Compensation Committee of the accomplishments of the Company during the previous year.

For 2018, there were four corporate objectives, as follows:

•	Achieve Afrezza net sales expectations
•	Manage operating net cash burn expectations
•	Complete/progress identified clinical development programs and regulatory submissions
•	Secure targeted business development opportunities (e.g., in-licensing, out-licensing, partnering, international expansion)

In February 2019, the Board determined that these objectives were achieved at the level of 50%; accordingly, 50% of the target bonus opportunity for each executive officer will be paid in April 2019 as a discretionary bonus for 2018. In addition, in recognition of certain additional achievements in 2018, including refinancing efforts and securing the United Therapeutics partnership, the Board granted a special RSU award valued at 30% of each individual’s target bonus opportunity. Each such RSU award vests 100% in February 2020.

Each eligible position, including the executive officers, is assigned a target bonus opportunity expressed as a percentage of base salary, which reflects market competitive levels. Target bonus opportunities are generally positioned at the 50th percentile of the market. The target bonuses for the executive officers for 2018 were as follows: Dr. Castagna, 60%; Mr. Binder, 50%; Dr. Kendall, 50%; Mr. Tross, 50%; Dr. Thomson, 50%; Mr. Kocinsky, 50%; Mr. McCauley, 50%; Ms. Alinaya, 30%; Ms. Ingram; 30%; and Ms. Barton, 25%. Payments of target bonuses are not guaranteed and are subject to funding and corporate and individual performance.

Long-Term Incentives

In order to provide a significant retention incentive and to ensure a strong link to the long-term interests of stockholders, we provide a portion of our total compensation in the form of equity compensation — specifically, stock options and restricted stock units. Executive officers, as well as all full-time employees, are eligible to receive awards. Based on market data and in consultation with our external compensation consultant, the Company has developed equity guidelines that target the annual long term incentive award at 200% of base salary for the CEO and at 100% of median salary for all other named executive officers. This percentage can be modified at the discretion of the Compensation Committee for a range of reasons, including but not limited to, company performance, individual employee performance, financial position of the company, number of shares available for grant under the equity incentive plan, the volatility of the stock price, and similar factors. For 2018, the equity value delivered to all of the named executive officers was less than the established equity targets noted above, reflecting company performance as well as a desire to preserve shares available for future grant. Equity compensation is typically delivered in stock options, which have no intrinsic value unless the stock price appreciates. Awards of restricted stock units foster equity ownership and encourage retention. We target equity compensation at the median of the competitive market. The awards are made at the discretion of the Compensation Committee, after taking into consideration the grant guidelines. Equity awards are granted under the 2018 Plan, which is administered by the Compensation Committee pursuant to a delegation of concurrent authority by our Board of Directors.

Our policy with regard to the timing of grants of equity compensation is to issue equity new-hire awards in connection with each employee’s start date and to issue all employees an annual grant of equity awards that generally occurs in May of each year. All employee grants are approved by the Compensation Committee at its regularly scheduled quarterly meeting. The timing of grant dates is not based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. All stock option awards are granted with an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Market on the date of grant.

In 2018, our Compensation Committee awarded time-based stock options that vest over a four-year period, with 25% of the award vesting after one year and 1/48 of the award vesting monthly thereafter. The time-based options also expire ten years from the date of grant. Awards of restricted stock units typically vest 25% per year over four years. The vesting of all awards ceases when an employee is no longer providing continuous service to the Company.

Other Benefits

We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, vision care, life insurance benefits, and a 401(k) savings plan. Executives, including the named executive officers, receive additional benefits, including executive medical reimbursement insurance, additional life insurance, as well as additional short-term and long-term disability insurance.

We have no other structured perquisite benefits (e.g. automobile allowance, club memberships or financial planning services) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Employee Stock Purchase Plan

In order to encourage stock ownership and provide greater incentives to contribute to our success at all levels, we provide all employees, including executive officers, the ability to purchase our common stock at a discount under our Purchase Plan. The Purchase Plan is designed to comply with Section 423 of the Code and provides all employees with the opportunity to purchase up to $25,000 worth (based on the undiscounted fair market value of our common stock at the commencement of the offering period) for each year in which the purchase right is outstanding (the maximum number of shares of Common Stock that an Eligible Employee may purchase on any Purchase Date during any Offering shall not exceed 5,000 shares) at a purchase price that is the lower of 85% of the fair market value of the common stock on either the date of purchase or the commencement of the offering period. The executives’ rights under the Purchase Plan are identical to those of all other employees.

Severance Provisions

Currently, we have no severance agreements with our executive officers, except with Dr. Thomson. The terms of the agreement and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination or Change of Control.”

Change of Control Provisions

We have entered into change of control agreements with each of our executive officers in order to ensure that we have the continued dedication of these executives and in order to provide them with reasonable compensation and benefit arrangements in the event of termination of their employment following a change of control. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination or Change of Control.”

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally provides that publicly held companies may not deduct compensation paid to certain of their top executive officers to the extent such compensation exceeds $1 million per officer in any year. The exemption from the deduction limit under Section 162(m) for “performance-based compensation” has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our “covered employees” in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not modified in any material respect on or after such date. The Compensation Committee will continue to monitor the applicability of Section 162(m) of the Code to its ongoing compensation arrangements. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the “performance-based compensation” exemption from the deduction limit, no assurance can be given that any compensation that may have been (or if granted under a binding written contract in place as of November 2, 2017 may be) intended to satisfy the requirements for exemption from Section 162(m), in fact will be exempt. In determining the form and amount of compensation for our named executive officers, the Compensation Committee may continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m). While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee may also look at other factors in making its decisions, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

SUMMARY COMPENSATION TABLE

The following table shows for the year ended December 31, 2018 compensation awarded to, or earned by:

•	the individuals who served as our principal executive officer or principal financial officer for any portion of 2018; and
•	our three most highly compensated executive officers in 2018, other than the individuals listed above, who were serving as executive officers as of December 31, 2018.

These individuals constitute our named executive officers for the year ended December 31, 2018. The following table also includes compensation awarded to, or earned by, the aforementioned named executive officers for the fiscals year ended December 31, 2017 and 2016 to the extent such individuals were also deemed to be named executive officers for such years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Restricted Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)
Michael E. Castagna, Pharm.D.	2018	500,000	20,000	—	833,040	150,000	5,701	(7)	1,508,741
Chief Executive Officer	2017	458,718	—	—	606,160	247,708	20,648		1,333,234
	2016	315,385	—	72,800	1,209,572	144,615	13,028		1,755,400

Steven B. Binder	2018	400,000	—	—	333,840	100,000	20,452	(8)	854,292
Chief Financial Officer	2017	176,923	50,000	—	190,204	79,615	18,581		515,323

David M. Kendall, M.D.(6)	2018	367,789	50,000	—	461,670	91,947	175,495	(9)	1,146,901
Chief Medical Officer

James P. McCauley, Jr.	2018	400,000	—	—	333,840	100,000	231,642	(10)	1,065,482
Chief Commercial Officer

David B. Thomson, Ph.D., J.D.	2018	433,255	20,000	—	333,840	108,314	19,716	(11)	915,125
General Counsel and Secretary	2017	435,839	—	—	151,076	193,936	36,234		817,085
	2016	424,760	—	—	767,788	127,428	33,915		1,353,891
(1)	Includes amounts earned but deferred at the election of the named executive officer, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Code.
(2)	Amounts represent sign-on and one-time bonuses.
(3)	For 2018, no restricted stock awards were granted. Non-qualified stock options granted during 2018 are valued based on the grant date fair value of the stock on the grant date. Reference Note 13 “Stock Award Plans” in the notes to our financial statements for the period ended December 31, 2018, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on February 26, 2019, which identifies the assumptions
(4)	Non-equity incentive plan compensation is based on individual performance in the achievement of corporate objectives. Performance is compared to these objectives annually.
(5)	Amounts include employer contributions credited under our 401(k) Plan and the incremental cost of perquisites received by the named executive officers. Under the 401(k) Plan, which is open to substantially all of our employees, we make matching contributions based on each participant’s voluntary salary deferrals, subject to the provisions of the 401(k) Plan and limits of the Code.
(6)	On February 12, 2018, Dr. David Kendall was appointed as Chief Medical Officer.
(7)	Includes $5,412 in contributions under the 401(k) Plan, and $289 in medical benefits.
(8)	Includes $9,198 in contributions under the 401(k) Plan, $10,604 in medical benefits and $650 in other taxable income.
(9)	Includes $172,390 in relocation and temporary living expenses and $3,106 in contributions under the 401(k) Plan.
(10)	Includes $225,604 in relocation and temporary living expenses and $6,038 in contributions under the 401(k) Plan.
(11)	Includes$10,275 in contributions under the 401(k) Plan and $9,441 in medical benefits.

GRANTS OF PLAN-BASED AWARDS

We grant equity awards to our employees, including the named executive officers, under the 2018 Plan. The 2018 Plan is the successor to and a continuation of our 2013 Equity Incentive Plan and our 2004 Equity Incentive Plan (the “Prior Plans”). From and after May 16, 2018, the effective date of the 2018 Plan, no stock awards were granted under the Prior Plans. Any unallocated shares remaining available for grant under the Prior Plans on such date ceased to be available under the Prior Plans at such time and were instead added to the share reserve of the 2018 Plan.

In general, options granted to our employees are non-statutory stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Code. As of December 31, 2018, 10,976,118 options and 691,266 restricted stock units were outstanding under the 2018 Plan and an additional 9,211,379 shares of common stock were available for issuance under the 2018 Plan. Options generally expire ten years from date of grant.

The exercise price per share of each option granted to our employees was equal to the fair market value on the date of the grant. The exercise price is payable in cash, shares of our common stock previously owned by the optionee or pursuant to the net exercise of the option.

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2018 Plan. Our Board of Directors has delegated concurrent authority to administer the 2018 Plan to the Compensation Committee, but may, at any time, revert in itself some or all of the power previously delegated to the Compensation Committee. Our Board of Directors or its authorized committee is referred to herein as the “Plan Administrator.”

Stock options vest at the rate specified by the Plan Administrator and may have a term up to a maximum of ten years or, in some cases, five years. Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s service terminates for any reason other than disability, death, retirement or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the stock option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service terminates due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. If the cessation of service is due to retirement, the optionee may generally exercise any vested options for a period of 24 months. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order with the approval of the Plan Administrator or a duly authorized officer. Additionally, an optionholder may, with the approval of the Plan Administrator or a duly authorized officer, designate a beneficiary who may exercise the stock option following the optionholder’s death.

Transactions. In the event of a transaction (as defined in the 2018 Plan and described below), the Board of Directors will have the discretion to take one or more of the following actions with respect to outstanding stock awards (contingent upon the closing or completion of such transaction), unless otherwise provided in the stock award agreement or other written agreement with the participant or unless otherwise provided by the Board of Directors at the time of grant:

•	arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the award or to substitute a similar stock award for the award (including an award to acquire the same consideration paid to our stockholders pursuant to the transaction);
•	arrange for the assignment of any reacquisition or repurchase rights held by us with respect to the stock award to the surviving or acquiring corporation (or its parent company);
•	accelerate the vesting (and, if applicable, the exercisability) of the stock award and provide for its termination prior to the effective time of the transaction;
•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the award;

•	cancel or arrange for the cancellation of the stock award, to the extent not vested or exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as the Board of Directors may consider appropriate; and
•	make a payment, in such form as may be determined by the Board of Directors, equal to the excess, if any, of (A) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction, over (B) any exercise price payable in connection with such exercise.

The Board of Directors is not obligated to treat all stock awards or portions of stock awards in the same manner. The Board of Directors may take different actions with respect to the vested and unvested portions of a stock award.

For purposes of the 2018 Plan, a transaction will be deemed to occur in the event of a corporate transaction or a change in control. A corporate transaction generally means the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

A change of control generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; (iv) the complete dissolution or liquidation of the Company; or (v) when a majority of the board of directors becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the board members or their approved successors.

Change in Control. Under the 2018 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as may be provided in the stock award agreement or other written agreement with the participant. In the absence of such provision, no such acceleration will occur.

The following table summarizes the equity awards granted to the named executive officers during the fiscal year ended December 31, 2018.

Grants of Plan-Based Awards in Fiscal 2018

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Options Awards Options ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Michael E. Castagna, Pharm.D.	5/16/18	—	534,000	1.91	833,040

Steven B. Binder	5/16/18	—	214,000	1.91	333,840

David M. Kendall, M.D.	2/21/18	—	180,100	2.76	378,210
	5/16/18	—	53,500	1.91	83,460

James P. McCauley, Jr.	5/16/18	—	214,000	1.91	333,840

David B. Thomson, Ph.D., J.D.	5/16/18	—	214,000	1.91	333,840
(1)	The shares subject to these options have exercise prices equal to the fair market value of our common stock on the date of grant and vest over a four-year period with a one-year 25% cliff vesting and monthly thereafter over the following three years. These options expire ten years from the date of grant. Vesting ceases should the executive officer no longer provide continuous service to us.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2018 granted to each of our named executive officers.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael E. Castagna, Pharm.D.	48,008		17,832	(1)	—	4.55	3/14/2026	8,000	(2)	8,480	—	—
	50,000		150,000	(3)	—	4.55	5/18/2026	—		—	—	—
	37,525		112,575	(4)	—	1.42	5/25/2027	—		—	—	—
	57,750		173,250	(5)	—	1.52	5/29/2027	—		—	—	—
	75,604		115,396	(6)	—	1.52	5/29/2027	—		—	—	—
	—		534,000	(7)	—	1.91	5/16/2028	—		—	—	—

Steven B. Binder	45,025		135,075	(8)	—	1.47	7/17/2027	—		—	—	—
	—		214,000	(7)	—	1.91	5/16/2028	—		—	—	—

David M. Kendall, M.D.	—		180,100	(9)	—	2.76	2/12/2029	—		—	—	—
	—		53,500	(7)	—	1.91	5/16/2028	—		—	—	—

James P. McCauley, Jr.	45,025		135,075	(8)	—	1.47	7/17/2027	—		—	—	—
	—		214,000	(7)	—	1.91	5/16/2028	—		—	—	—

David B. Thomson, Ph.D., J.D.	12,400	(10)	—		—	29.65	8/19/2020	—		—	—	—
	12,380	(11)	—		—	19.00	3/2/2021	—		—	—	—
	14,320	(12)	—		—	12.05	8/17/2021	—		—	—	—
	4,000	(13)	—		—	8.45	5/17/2022	—		—	—	—
	12,000	(14)	—		—	8.45	5/17/2022	—		—	—	—
	15,000	(15)	—		—	11.60	8/16/2022	—		—	—	—
	72,000	(16)	—		—	34.25	5/23/2023	—		—	—	—
	10,000	(17)	—		—	29.45	8/22/2023	—		—	—	—
	8,680	(18)	—		—	35.45	8/20/2024	—		—	—	—
	12,049	(19)	2,411	(19)	—	19.55	8/26/2025	805	(21)	853	—	—
	62,177	(20)	25,603	(20)	—	4.60	2/18/2026	—		—	—	—
	20,000	(3)	60,000	(3)	—	4.55	5/18/2026	—		—	—	—
	37,525	(4)	112,575	(4)	—	1.42	5/25/2027	—		—	—	—
	—		214,000	(7)	—	1.91	5/16/2028	—		—	—	—
(1)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is March 14, 2016.
(2)	Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is March 14, 2016.
(3)	Performance based non-qualified option grant on May 19, 2016, which shall vest upon the achievement of certain corporate objectives.
(4)	Performance based non-qualified option grant on May 25, 2017, which shall vest upon the achievement of certain corporate objectives.
(5)	Performance based non-qualified option grant on May 29, 2017, which shall vest upon the achievement of certain corporate objectives.
(6)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is May 29, 2017.
(7)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is May 16, 2018.
(8)	Performance based non-qualified option grant on August 24, 2017, which shall vest upon the achievement of certain corporate objectives.
(9)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is February 21, 2018.

(10)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 19, 2010.
(11)	25% vesting on the anniversary of the vesting determination date and 25% each anniversary thereafter; being fully vested on the second anniversary of the vesting determination date. The vesting commencement date is March 3, 2011.
(12)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 18, 2011.
(13)	25% vesting on the anniversary of four vesting determination dates over two years; being fully vested on the second year anniversary of the vesting determination date. The vesting commencement date is May 17, 2012.
(14)	Performance based non-qualified option grant on May 17, 2012, which shall vest upon the achievement of certain corporate objectives.
(15)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 16, 2012.
(16)	Performance based non-qualified option grant on May 23, 2013, which shall vest upon the achievement of certain corporate objectives.
(17)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 22, 2013.
(18)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 21, 2014.
(19)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 27, 2015.
(20)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is February 18, 2016.
(21)	Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is August 27, 2015.

OPTION EXERCISES AND STOCK VESTED

The following table contains information relating to the exercise of options and vesting of stock by the named executive officers during the fiscal year ended December 31, 2018.

Option Exercises and Stock Vested in Fiscal 2018

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael E. Castagna, Pharm.D.	—	—	4,000	10,720
Steven B. Binder	—	—	—	—
David M. Kendall, M.D.	—	—	—	—
James P. McCauley, Jr.	—	—	—	—
David B. Thomson, Ph.D., J.D.	—	—	1,290	1,440
(1)	Stock awards acquired on vesting represent restricted stock awards that vest annually over a four-year period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Estimated Potential Payments

We have entered into a severance agreement with Dr. Thomson, and change of control agreements with each named executive officer. The table below sets forth the estimated current value of payments and benefits to each of the named executive officers upon termination or change of control. The amounts shown assume that the triggering event occurred on December 31, 2018 and do not include other benefits earned during the term of the named executive officer’s employment that are available to all salaried employees, such as accrued vacation and benefits paid by insurance providers under life and disability policies.

		Triggering Event
		Termination ($)	Change in Control ($)(3)
Michael E. Castagna	Lump sum cash payment	—	1,243,603
	Continuing health and welfare benefits(1)		39,784
	Intrinsic value of accelerated unvested stock options(2)	—	—
	Total	—	1,283,387

Steven B. Binder	Lump sum cash payment	—	808,013
	Continuing health and welfare benefits(1)		34,175
	Intrinsic value of accelerated unvested stock options(2)	—	—
	Total	—	842,188

David M. Kendall, M.D.	Lump sum cash payment	—	685,297
	Continuing health and welfare benefits(1)		15,601
	Intrinsic value of accelerated unvested stock options(2)	—	—
	Total	—	700,898

James P. McCauley, Jr.	Lump sum cash payment		809,744
	Continuing health and welfare benefits(1)	—	34,544
	Intrinsic value of accelerated unvested stock options(2)	—	—
	Total	—	844,288
David B. Thomson, Ph.D., J.D.	Lump sum cash payment	871,984	1,042,666
	Continuing health and welfare benefits(1)	49,632	49,362
	Intrinsic value of accelerated unvested stock options(2)	—	—
	Total	921,346	1,092,028
(1)	Represents the estimated cost of providing or paying for continuing medical and dental coverage for 18 months. The amounts for medical and dental insurance coverage are based on rates charged to our employees for post-employment coverage provided in accordance with the Consolidated Omnibus Reconciliation Act of 1985, or COBRA.
(2)	Per SEC rules, the intrinsic value of accelerated unvested stock options shown in the table above was calculated using the closing price of our common stock of $1.06 on December 31, 2018. The intrinsic value is the aggregate spread between $1.06 and the exercise price of the accelerated options, if less than $1.06. Accelerated options with exercise prices equal or greater than $1.06 have no intrinsic value. Each stock option held by each named executive officer has an exercise price that exceeds $1.06 and therefore no intrinsic value is stated. Each of the named executive officer also has an extended exercise period ending on the earlier of 18 months following the triggering event or the end of the original term of the option.
(3)	Represents estimated current value of payments and benefits payable upon termination without cause or resignation for good reason following a change of control. The terms of change of control agreements with our named executive officers are detailed under the heading “Change of Control Agreements” below.

Executive Severance Agreements

We have entered into an executive severance agreement with Dr. Thomson. This agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.

The agreement provides that Dr. Thomson is an “at will” employee and that his employment with us may be terminated at any time by him or by us. Under the agreement, in the event we terminate Dr. Thomson’s employment without cause (as defined below) or he terminates his employment with us for good reason (as defined below), then he is generally entitled to receive the following:

•	the portion of his annual base salary earned through the termination date that was not paid prior to his termination, if any;
•	any compensation previously deferred by him and any accrued paid time-off to which he is entitled under our policy;
•	on the condition he executes and does not revoke a general release and settlement agreement, or release, in favor of us, then he will become entitled to receive:
•	his annual base salary on the date of termination for a period of 18 months following his termination, subject to certain limitations;
•	an amount equal to the average annual bonus received by him for the three years prior to his termination (or the prior period up to three years during which he was one of our executive officers and received a bonus);
•	in the event he met the performance criteria for earning an annual bonus prior to his termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;
•	in the event that he did not meet the performance criteria for earning an annual bonus prior to his termination, but the Board determines that all such criteria could have been satisfied if he remained employed for the full fiscal year, then a portion of his average annual bonus for the three years prior to his termination, based on the number of days worked during the year; and
•	health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his termination or until he qualifies for related benefits from another employer.

In addition, the executive severance agreement provides that, on the condition that Dr. Thomson executes and does not revoke a release, each vested stock option held by him on the date of termination will be exercisable for a period ending on the earlier of 18 months following that date or the end of the original term of the option.

Under his agreement, Dr. Thomson may be terminated for cause if he, among other things:

•	refuses to carry out or satisfactorily perform any of his lawful duties or any lawful instruction of our Board of Directors or senior management;
•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;
•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;
•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or
•	reaches a mandatory retirement age established by us.

Under Dr. Thomson’s agreement, good reason includes, among other things:

•	a material reduction of his annual base salary to a level below his salary as of October 10, 2007;
•	a material diminution in his position, authority, duties or responsibilities with us, subject to certain limitations;

•	an order by us to relocate him to an office located more than 50 miles from his current residence and worksite;
•	any non-renewal of the executive severance agreement by us, on the condition that he may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and
•	any material violation of the executive severance agreement by us.

Under Dr. Thomson’s agreement, he must inform us if he intends to terminate his agreement for good reason. We have 30 days from the date we receive notice of his intent to terminate the agreement for good reason to cure the default.

In addition, on October 24, 2017, the Company entered into a transition and separation agreement (the “Transition Agreement”) with Matthew J. Pfeffer, the Company’s former Chief Executive Officer and Chief Financial Officer, regarding the terms of Mr. Pfeffer’s transition and separation from the Company.

Pursuant to the Transition Agreement, Mr. Pfeffer provided the Company with a general release of claims and remained employed with the Company to provide transition and other services through February 1, 2019. Mr. Pfeffer reported to the Company’s principal executive officer during the term of the Transition Agreement, serving in a non-executive capacity.

During the term of the Transition Agreement, and in lieu of any severance benefits Mr. Pfeffer may have been entitled to receive pursuant to the terms of his Executive Severance Agreement or Change of Control Agreement with the Company, Mr. Pfeffer was entitled to receive his annual base salary of $490,350. Mr. Pfeffer performed all obligations set forth in the Transition Agreement. As a result, the Company will pay Mr. Pfeffer a severance payment in the amount of $345,000 in April 2019.

Change of Control Agreements

We have entered into change of control agreements with each named executive officer. Each agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.

Under the agreements, a change of control will be deemed to occur upon:

•	any transaction that results in a person or group acquiring beneficial ownership of 50% or more of our voting stock, other than us or one of our employee benefit plans;
•	any merger, consolidation or reorganization of us in which our stockholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity following the transaction, subject to certain limitations;
•	any transaction in which we sell all or substantially all of our assets, subject to certain limitations;
•	our liquidation; or
•	any reorganization of our Board of Directors in which our incumbent directors (as defined in the agreements) cease for any reason to constitute a majority of the members of our Board.

The agreements provide that in the event of a change of control, the employee is generally entitled to maintain the same position, authority and responsibilities held before the change of control, as well as the following compensation and benefits during the period ending on the earlier of two years following the change of control or the termination of his or her employment with us:

•	his or her annual base salary in an amount equal or greater to his or her annual salary as of the date the change of control occurs;
•	an annual bonus in an amount equal to the average annual bonus received by him or her for the three years prior to his or her termination (or the prior period up to three years during which he was one of our executive officers and received a bonus);
•	medical, dental and other insurance, and any other benefits we may offer to our executives; and

•	prompt reimbursement for all reasonable employment expenses incurred by him or her in accordance with our policies and procedures.

Under the change of control agreements, we may terminate an executive with or without cause (as defined below) and the executive may terminate his or her employment with us for good reason (as defined below) or any reason at any time during the two-year period following a change of control. In the event we terminate an executive without cause or an executive terminates his or her employment with us for good reason, he or she is generally entitled to receive the following:

•	the portion of his or her annual base salary earned through the termination date that was not paid prior to his termination, if any;
•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy;
•	on the condition the employee executes and does not revoke a release, then the employee will become entitled to received:
•	continuation of the employee’s annual base salary on the date of termination for a period of 18 months following his or her termination, subject to certain limitations;
•	an amount equal to 150% of his or her average annual bonus received by the employee for the three years prior to his or her termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);
•	in the event the employee met the performance criteria for earning an annual bonus prior to his or her termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;
•	in the event that the employee did not meet the performance criteria for earning an annual bonus prior to his or her termination, but the Board determines that all such criteria could have been satisfied if the employee remained employed for the full fiscal year, then a portion of his or her average annual bonus for the three years prior to his or her termination, based on the number of days worked during the year; and
•	on the condition the employee executes a release, health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his or her termination or until he qualifies for related benefits from another employer.

In addition, the agreements provide that, on the condition the employee executes and does not revoke a release, each equity award held by him or her as of the termination date will become fully vested and exercisable at any point during the term of the option, subject to certain limitations.

Under the agreements, in the event we terminate an employee with cause or an employee terminates his or her employment with us without good reason, his or her agreement will terminate without any further obligation to either party.

The change of control agreements provide that an employee may be terminated for cause if he or she, among other things:

•	refuses to carry out or satisfactorily perform any of his or her lawful duties or any lawful instruction of our Board of Directors or senior management;
•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;
•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;
•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or
•	reaches a mandatory retirement age established by us before a change of control occurs.

Under the agreements, good reason includes, among other things:

•	a material diminution in the employee’s position, authority, duties or responsibilities with us;
•	an order by us to relocate the employee to an office located more than 50 miles from the employee’s current residence and worksite;
•	any non-renewal of the change of control agreement by us, on the condition that the employee may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and
•	any material violation of the change of control agreement by us.

Under the change of control agreements, an employee must inform us if he or she intends to terminate his or her agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.

The executive severance agreements and the change of control agreements with Dr. Thomson provide that in the event such executive becomes entitled to benefits under both agreements, compensation payments and other benefits will be coordinated to ensure the executive is entitled to receive the benefits described above without duplicating coverage.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Michael Castagna, our Chief Executive Officer.

The annual total compensation for 2018 was $143,562 for our median employee and $1,508,741 for our CEO. The resulting ratio of our CEO’s pay to the pay of our median employee for 2018 is 11 to 1. We identified the median employee by examining the 2018 total compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2018. We included all employees, as all our employees are US-based.

In measuring the median employees’ annual total compensation, we used the same methodology as we used for our CEO. We used the actual base salary in 2018, the actual cash bonus paid in 2019 for performance in 2018, the value of the equity awards received in 2018, and the value of all other compensation, contributions under the 401(k) plan and medical benefits.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2018.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (#)(c)
Equity compensation plans approved by security holders	11,667,384	5.75	12,108,773(1)
Equity compensation plans not approved by security holders(2)	—	—	—
(1)	Includes 9,211,399 shares available for issuance under the 2018 Plan and 2,897,394 shares available for purchase under our Employee Stock Purchase Plan
(2)	As of December 31, 2018, we did not have any equity compensation plans that were not approved by our security holders.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Compensation Committee

Kent Kresa, Compensation Committee Chairman
Michael A. Friedman, Compensation Committee Member
James S. Shannon, Compensation Committee Member

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report with Company management, including a discussion on the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of the disclosures within the financial statements.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent auditor, both in fact and appearance. In fulfilling its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP the written disclosures and the letter describing all relationships between MannKind and its independent auditors that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee has discussed Deloitte’s independence with Company management and Deloitte, and considered the compatibility of non-audit services with the independent auditor’s independence.

The Audit Committee Charter provides that one duty of the Audit Committee is to determine whether to retain or to terminate MannKind’s existing auditors or to appoint and engage new auditors for the ensuing year. In performing that duty, the Audit Committee evaluated the performance of Deloitte in performing the examination of MannKind’s financial statements for the fiscal year ended December 31, 2018, considered the auditors’ technical expertise and knowledge of the Company’s operation and industry, and considered auditors’ independence, objectivity, and professional skepticism. Based on this evaluation, the Audit Committee determined to engage Deloitte as MannKind’s independent auditors for the fiscal year ending December 31, 2019.

The Audit Committee discussed with Deloitte the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards. In addition, with and without management present, the Audit Committee discussed and reviewed MannKind’s financial statements and the results of Deloitte’s audit of MannKind’s financial statements and internal control. Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of MannKind’s financial statements, the representations of MannKind’s management and the independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that MannKind include the audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Audit Committee

Ronald J. Consiglio, Audit Committee Chair
David H. MacCallum, Audit Committee Member
Christine Mundkur, Audit Committee Member
Henry L. Nordhoff, Audit Committee Member

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially holding more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Our executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Specific due dates for these reports have been established and we are required to identify those persons who failed to timely file these reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required, during the fiscal year ended December 31, 2018, all of our directors, officers and greater than 10% stockholders complied with the Section 16(a) filing requirements, except for one late filing for Mr. David Thomson as described below.

On August 21, 2018 and August 28, 2018, Dr. Thomson vested a total of 1,290 shares of our common stock pursuant to restricted stock units previously reported on a Form 4 of which a total of 445 shares were withheld to satisfy the corresponding tax liability. Due to an administrative oversight during a system transition in the summer of 2018, the shares withheld were not timely reported on Form 4 within the 48-hour time window. However, on February 14, 2019, Dr. Thomson filed a Form 5 on a timely basis with respect to the fiscal year ended December 31, 2018, which included the 445 shares that were withheld to satisfy the corresponding tax liability.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company’s Related-Person Transactions Policy sets forth the policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were or will be participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not covered by this policy. A related person is any executive officer, director, or more than 5% beneficial stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN TRANSACTIONS

The following is a description of transactions or series of transactions since January 1, 2018 to which we have been a party, in which the amount involved in the transaction or series of transactions exceeded $120,000, and in which any of our directors, executive officers or persons who we knew held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements, which are described under “Management.”

TRANSACTIONS WITH THE MANN GROUP

We are the borrower under a loan arrangement with The Mann Group (the “Loan Arrangement”), which is one of our principal stockholders and of which Mr. Mann, our former Chief Executive Officer, was the sole member and manager. Outstanding principal amounts due on July 1, 2021 bear interest at a fixed rate of 5.84%, are due and payable quarterly in arrears on the first day of each calendar quarter, except that interest payments are subject to deferral under a subordination agreement with Deerfield until our payment obligations to Deerfield have been satisfied in full. The principal and any accrued and unpaid interest under the Loan Arrangement is convertible, at the option of The Mann Group, at any time on or prior to close of business on the business day immediately preceding the stated maturity date, into shares of the Company’s common stock at a conversion price per share of $4.00.

Since January 1, 2018, the largest outstanding principal amount under the Loan Arrangement was $79.7 million. As of December 31, 2018, the outstanding principal amount under the Loan Arrangement was $71.5 million.

During 2018, interest of $4.3 million was accrued under the Loan Arrangement.

For additional details regarding the terms of the Loan Arrangement, please refer to Note 6 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 26, 2019.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are MannKind stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, direct your written request to MannKind Corporation, Investor Relations, 30930 Russell Ranch Road, Suite 300, Westlake Village, California 91362 or contact David Thomson at (818) 661-5000. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018, FILED WITH THE SEC ON FEBRUARY 26, 2019, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MANNKIND CORPORATION, INVESTOR RELATIONS, 30930 RUSSELL RANCH ROAD, SUITE 300, WESTLAKE VILLAGE, CALIFORNIA 91362.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David B. Thomson
Executive Vice President, General Counsel and Secretary

Westlake Village, California
March 28, 2019

30930 Russell Ranch Road
Suite 300
Westlake Village, CA 91362

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/13/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/13/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 Kent Kresa
02 Michael Castagna
03 Ronald J. Consiglio
04 Michael A. Friedman, MD
05 Christine Mundkur
06 Henry L. Nordhoff
07 James S. Shannon, MD

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000413013_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com

MANNKIND CORPORATION
Annual Meeting of Stockholders
May 14, 2019 10:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints David B. Thomson and Rosabel R. Alinaya, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MannKind Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the MannKind Corporation to be held May 14, 2019 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3.

0000413013_2 R1.0.1.18

Continued and to be signed on reverse side